Exhibit 99.1

Contact: Michael Sabella

Vice President, Investor Relations

(281) 885-7589

Patterson-UTI Energy Reports Financial Results for the Quarter Ended December 31, 2023

HOUSTON, Texas – February 14, 2024 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the quarter ended December 31, 2023.

Fourth Quarter 2023 Financial Results and Other Key Items

•
Total revenue of $1.58 billion
•
Net income attributable to common stockholders of $62 million, or $0.15 per share
o
Includes $20 million in merger and integration expenses
•
Adjusted net income attributable to common stockholders of $78 million, or $0.19 per share
o
Excludes merger and integration expenses
•
Adjusted EBITDA of $409 million
o
Excludes merger and integration expenses
•
Cash from Operations of $453 million, Free Cash Flow of $247 million
•
Returned $110 million to shareholders in the fourth quarter, bringing the total to $301 million in 2023
o
Used $76 million to repurchase 7 million shares in the fourth quarter
o
Declared a quarterly dividend on its common stock of $0.08 per share, payable on March 15, 2024 to holders of record as of March 1, 2024
o
Board of Directors approved an increase in stock repurchase authorization to a new total authorization of $1 billion

Management Commentary

“We achieved exceptionally strong results in our first full quarter following the closing of the NexTier and Ulterra transactions,” said Andy Hendricks, Chief Executive Officer. “Throughout the year, our U.S. Contract Drilling activity outpaced the overall industry rig count, and our outperformance in both activity and adjusted gross profit per operating day is evidence that there remains high demand for our top-tier drilling assets. Our Completion Services segment significantly beat our expectations in the fourth quarter and is performing at a high level through the ongoing integration. We are confident that our size and scale as well as our standing as a technology leader across both U.S. onshore drilling and completions positions us for success as the industry continues to evolve.”

Mr. Hendricks continued, “The NexTier and Ulterra transactions have exceeded our expectations through the first 5+ months, and both still offer incremental opportunities to grow profitability beyond what we are realizing today. For the NexTier merger, by the start of 2024 we achieved an annualized synergy run-rate of more than $100 million towards our $200 million synergy target, and for the Ulterra acquisition we see significant international growth potential over the next several years. NexTier and Ulterra will make us a stronger company over the long-term and create significant value for our shareholders as we realize the benefits of our combined expertise and continue to advance our technology lead over much of the industry.”

“The outlook for U.S. drilling and completion activity reflects a shift in our industry towards reduced cyclicality compared to historical trends,” said Mr. Hendricks. “For Patterson-UTI, this creates opportunities for profitability growth, and in a steady market we would expect our returns to improve as this year progresses. To meet our customer demand for further well performance improvements, we continue to invest in technology in both our drilling and completions businesses, including investments in automation, rig component upgrades, and next generation natural gas and electric assets, where we see higher returns. By mid-year, we expect to be operating approximately 140,000 horsepower of electric frac equipment, with nearly 80% of our active fleets capable of being powered by natural gas by that time. We believe we are positioned to outperform the industry over the next year, with strong market fundamentals for high-quality drilling and completion assets.”

“The reduced cyclicality in U.S. shale is allowing us to reduce the year-to-year variability of our own capital expenditures,” said Andy Smith, Chief Financial Officer. “Our $740 million capital expenditure budget for 2024 includes sufficient strategic and conversion spending to allow us to enhance our fleet to improve our competitiveness over the long-term, while still generating substantial free cash flow through the cycle. Importantly, we are focused on growing our profitability in the most capital efficient manner, and we believe the investments we are making will allow us to improve our returns through the year even without higher industry activity. Our 2024 capital expenditure budget is down substantially from the combined company capex in 2023, and we expect to generate significant free cash flow in 2024, with a goal to convert at least 40% of our adjusted EBITDA to free cash flow on an annual basis. Given where our shares are trading today, we believe the best use of our free cash flow at this time is to accelerate our shareholder returns to more than 50% of free cash flow over the near-term. For 2024, our expectation is that we will use at least $400 million to pay dividends and repurchase our shares.”

Drilling Services

During the fourth quarter, Drilling Services revenue totaled $464 million. The prior quarter included the recognition of $29 million of previously deferred revenue from a customer prepayment, without which revenue in the fourth quarter would have grown 1% sequentially. Drilling Services adjusted gross profit totaled $187 million during the quarter compared to $209 million during the prior quarter. The prior quarter included $9 million in costs associated with insurance reserve adjustments and inventory write-downs. Excluding the impact of the previously deferred revenue and referenced costs in the prior quarter, fourth quarter Drilling Services gross profit would have been relatively flat.

Within the Drilling Services segment, for the fourth quarter U.S. Contract Drilling revenue was $393 million and adjusted gross profit was $177 million. U.S. operating days totaled 10,841. Average rig revenue per day decreased $1,830 sequentially to $36,280, although the prior quarter included the previously deferred revenue that positively impacted reported revenue per day by $2,630. Average rig operating costs per day increased $70 to $19,940, although the prior quarter included $790 per day from the previously mentioned insurance reserve adjustments and inventory write-downs. The average rig adjusted gross profit per operating day in U.S. Contract Drilling was $16,330, a $1,910 decrease from the previous quarter. Excluding the impact of the previously mentioned revenue and costs in the prior quarter, fourth quarter adjusted gross profit per operating day would have been down $70 from the prior quarter.

As of December 31, 2023, the Company had term contracts for drilling rigs in the United States providing for future dayrate drilling revenue of approximately $700 million. Based on contracts currently in place, the Company expects an average of 79 rigs operating under term contracts during the first quarter of 2024 and an average of 52 rigs operating under term contracts over the four quarters ending December 31, 2024.

For the fourth quarter, other Drilling Services revenue, which primarily includes International Contract Drilling and Directional Drilling, was up 2% sequentially to $70 million, with adjusted gross profit of $10 million. The improvement was largely due to better results in our Directional Drilling business.

Completion Services

The fourth quarter was the first full quarter of reported results since we completed the merger with NexTier Oilfield Solutions.

Completion Services utilization was stronger than expected in the fourth quarter. Fourth quarter Completion Services revenue totaled $1,014 million, with adjusted gross profit of $232 million. Fourth quarter revenue in the Completion Services segment was down 2% sequentially, which outperformed the market, compared to the third quarter combined revenue of NexTier and the Company’s legacy Pressure Pumping segment. Our Completion Services segment saw improved returns in the quarter even on slightly lower revenue, a function of the benefit from the ongoing merger integration as well as from the benefit of our wellsite integration strategy that delivered strong results for both our company and our customers.

We continued to see strong demand for natural gas-powered completion equipment as well as for our wellsite integration services, including wireline, Power Solutions CNG, and last mile logistics, which helped revenue and profitability in the segment outperform our expectations for the quarter. There has been strong adoption of our wellsite integration services onto legacy Patterson-UTI fleets, which gives us confidence that the merger with NexTier is likely to unlock significant value over the long-term.

Drilling Products

The fourth quarter was the first full quarter of reported results since we completed the acquisition of Ulterra Drilling Technologies.

As a result of the Ulterra transaction, the Company was required to record certain assets and liabilities of Ulterra at fair value, resulting in a step-up in value of drill bits that Ulterra held at the time the transaction was closed. This step-up in value will continue to impact the reported results for Ulterra until the Company has fully consumed the impacted assets. During the fourth quarter, the step-up in value increased reported segment direct operating costs by $5 million and increased reported segment depreciation and amortization by $10 million, all of which was non-cash in nature.

Fourth quarter Drilling Products revenue totaled $88 million, with adjusted gross profit of $39 million. Fourth quarter revenue in the Drilling Products business was up 1% sequentially compared to the business in the third quarter. Revenue increased sequentially despite a decline in the global rig count, with Ulterra drill bits continuing strong penetration across various domestic and international markets on steady pricing.

Other

During the fourth quarter, Other revenue totaled $18 million, a 10 percent sequential increase relative to the prior period. Other adjusted gross profit totaled $8 million during the quarter.

Outlook

At current commodity prices, we expect oil basin activity to remain relatively steady throughout the year. Activity in natural gas basins could see an impact from current low natural gas prices.

In the Drilling Services segment, we expect to operate an average of 120 U.S. rigs in the first quarter, up from an average of 118 in the fourth quarter. We believe our sequential activity will outperform the industry average in the first quarter. We expect first quarter Drilling Services adjusted gross profit will be relatively flat compared to the fourth quarter, with a relatively flat adjusted gross profit in U.S. Contract Drilling.

Completion Services activity has mostly been steady through the first quarter, although we are seeing some white space as we strategically reposition our fleets in response to natural gas prices. After finishing a stronger than expected fourth quarter, for the first quarter, Completion Services revenue is expected to be $940-950 million with approximately $750 million in direct operating costs and an adjusted gross profit of $190-200 million.

Drilling Products demand is expected to remain steady through the first quarter, given the expectation for a steady market in both the U.S. and International markets relative to what we saw in the fourth quarter. For the first quarter, Drilling Products revenue is expected to be approximately $90 million, with $50 million in direct operating costs and an adjusted gross profit of $40 million. We expect $5 million in non-cash direct operating costs associated with the step-up in value at Ulterra, without which our segment adjusted gross profit expectation would be $45 million.

For the first quarter, Other revenue and adjusted gross profit is expected to be roughly flat with the fourth quarter.

For the first quarter, we expect selling, general and administrative expense of approximately $65 million, and depreciation, depletion, amortization, and impairment expense of approximately $280 million.

For 2024, we expect an effective tax rate of approximately 24%, with annual cash taxes expected to be $35-45 million after utilizing tax attributes to offset a portion of our taxable income.

For 2024, we expect capital expenditures of approximately $740 million, comprised of $285 million for Drilling Services, $360 million for Completion Services, $55 million for Drilling Products, and $40 million for Other and Corporate.

For purposes of the shareholder return target, the Company defines free cash flow as net cash provided by operating activities less capital expenditures. The shareholder return target, including the amount and timing of any dividend payments and/or share repurchases are subject to the discretion of the Company’s Board of Directors and will depend upon business conditions, results of operations, financial condition, terms of the Company’s debt agreements and other factors.

All references to “per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

Fourth Quarter Earnings Conference Call

The Company’s quarterly conference call to discuss the operating results for the quarter ended December 31, 2023, is scheduled for February 15, 2024, at 9:00 a.m. Central Time. The dial-in information for participants is (888) 550-5422 (Domestic) and (646) 960-0676 (International). The conference ID for both numbers is 3822955. The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at investor.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a leading provider of drilling and completion services to oil and natural gas exploration and production companies in the United States and other select countries, including contract drilling services, integrated well completion services and directional drilling services in the United States, and specialized bit solutions in the United States, Middle East and many other regions around the world. For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI's current beliefs, expectations or intentions regarding future events. Words such as "anticipate," "believe," "budgeted," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "potential," "project," "pursue," "should," "strategy," "target," or "will," and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements, including statements regarding Patterson-UTI's future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the successful integration and expected benefits of the recently completed NexTier merger and Ulterra acquisition on our financial condition, results of operations, strategy and plans and our ability to realize those benefits; synergies, costs and financial and operating impacts of acquisitions, including the NexTier merger and the Ulterra acquisition; the successful integration of NexTier and Ulterra operations and the future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; adverse oil and natural gas industry conditions; global economic conditions, including inflationary pressures and risks of economic downturns or recessions in the United States and elsewhere; volatility in customer spending and in oil and natural gas prices that could adversely affect demand for Patterson-UTI’s services and their associated effect on rates; excess availability of land drilling rigs, completion services and drilling equipment, including as a result of reactivation, improvement or construction; competition and demand for Patterson-UTI’s services; the impact of the ongoing Ukraine/Russia and Israel/Hamas conflicts and instability in other international regions; strength and financial resources of competitors; utilization, margins and planned capital expenditures; ability to obtain insurance coverage on commercially reasonable terms and liabilities from operational risks for which Patterson-UTI does not have and receive full indemnification or insurance; operating hazards attendant to the oil and natural gas business; failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed-term contracts); the ability to realize backlog; specialization of methods, equipment and services and new technologies, including the ability to develop and obtain satisfactory returns from new technology; the ability to retain management and field personnel; loss of key customers; shortages, delays in delivery, and interruptions in supply, of equipment and materials; cybersecurity events; difficulty in building and deploying new equipment; governmental regulation, including climate legislation, regulation and other related risks; environmental, social and governance practices, including the perception thereof; environmental risks and ability to satisfy future environmental costs; technology-related disputes; legal proceedings and actions by governmental or other regulatory agencies; the ability to effectively identify and enter new markets; public health crises, pandemics and epidemics; weather; operating costs; expansion and development trends of the oil and natural gas industry; financial flexibility, including availability of capital and the ability to repay indebtedness when due; adverse credit and equity market conditions; our return of capital to stockholders, including timing and amounts of dividends and share repurchases; stock price volatility; and compliance with covenants under Patterson-UTI’s debt agreements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI's SEC filings. Patterson-UTI's filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI's website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
REVENUES	$1,584,317	$1,011,452	$788,476	$4,146,456	$2,647,592
COSTS AND EXPENSES:
Direct operating costs	1,119,117	691,458	515,817	2,811,319	1,846,550
Depreciation, depletion, amortization and impairment	278,787	197,635	123,304	731,416	483,945
Selling, general and administrative	61,037	45,102	34,577	169,962	116,589
Credit loss expense	842	—	—	842	—
Merger and integration expense	19,949	70,188	—	98,077	2,069
Other operating income, net	(7,120)	(2,635)	(2,027)	(17,114)	(12,592)

Total operating costs and expenses	1,472,612	1,001,748	671,671	3,794,502	2,436,561

OPERATING INCOME	111,705	9,704	116,805	351,954	211,031

OTHER INCOME (EXPENSE):
Interest income	1,539	2,131	273	6,122	360
Interest expense, net of amount capitalized	(18,681)	(15,625)	(8,058)	(52,870)	(40,256)
Other	(1,293)	(618)	(629)	1,898	(3,273)

Total other expense	(18,435)	(14,112)	(8,414)	(44,850)	(43,169)

INCOME (LOSS) BEFORE INCOME TAXES	93,270	(4,408)	108,391	307,104	167,862

INCOME TAX EXPENSE (BENEFIT)	31,332	(4,130)	8,294	61,152	13,204

NET INCOME (LOSS)	61,938	(278)	100,097	245,952	154,658

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(12)	(328)	—	(340)	—

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$61,950	$50	$100,097	$246,292	$154,658

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE:
Basic	$0.15	$0.00	$0.46	$0.88	$0.72
Diluted	$0.15	$0.00	$0.46	$0.88	$0.70
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	415,656	280,218	215,475	279,501	215,935
Diluted	418,751	281,984	219,838	280,061	219,496
CASH DIVIDENDS PER COMMON SHARE	$0.08	$0.08	$0.08	$0.32	$0.20

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Three Months Ended	Twelve Months Ended
	December 31,	December 31,
	2023	2023	2022
Cash flows from operating activities:
Net income	61,938	$245,952	$154,658
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and impairment	278,787	731,416	483,945
Deferred income tax expense	29,543	51,866	6,998
Stock-based compensation	13,412	46,750	21,099
Net gain on asset disposals	(2,225)	(1,798)	(12,075)
Gain on early debt extinguishment	—	(1,112)	(2,461)
Other	135	59	954
Changes in operating assets and liabilities	71,042	(67,219)	(86,930)
Net cash provided by operating activities	452,632	1,005,914	566,188

Cash flows from investing activities:
Acquisitions, net of cash acquired - NexTier	—	(65,185)	—
Acquisitions, net of cash acquired - Ulterra	—	(357,314)	—
Purchases of property and equipment	(205,273)	(615,690)	(436,797)
Proceeds from disposal of assets and insurance claims	6,928	26,494	26,074
Other	(5,609)	(5,895)	(2,504)
Net cash used in investing activities	(203,954)	(1,017,590)	(413,227)

Cash flows from financing activities:
Purchases of treasury stock	(76,424)	(200,710)	(70,070)
Dividends paid	(33,310)	(100,034)	(43,096)
Proceeds from borrowings under revolving credit facility	—	420,000	150,000
Repayment of borrowings under revolving credit facility	—	(420,000)	(150,000)
Proceeds from issuance of senior notes	—	396,412	—
Repayment of senior notes	—	(7,837)	(19,760)
Payment on finance leases	(9,594)	(15,915)	—
Debt issuance costs	(442)	(2,395)	(455)
Other	(2,974)	(3,954)	—
Net cash provided by (used in) financing activities	(122,744)	65,567	(133,381)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(302)	1,236	449
Net increase in cash, cash equivalents and restricted cash	125,632	55,127	20,029
Cash, cash equivalents and restricted cash at beginning of period	67,048	137,553	117,524
Cash, cash equivalents and restricted cash at end of period	$192,680	$192,680	$137,553

PATTERSON-UTI ENERGY, INC.

Additional Financial and Operating Data

(unaudited, dollars in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
Drilling Services
Revenues	$463,598	$488,775	$461,491	$1,919,759	$1,544,820
Direct operating costs	$276,439	$279,927	$284,587	$1,119,200	$1,025,904
Adjusted gross profit (1)	$187,159	$208,848	$176,904	$800,559	$518,916
Other operating income, net	$(676)	$(127)	$(30)	$(769)	$(34)
Selling, general and administrative	$3,204	$3,570	$4,595	$15,014	$15,027
Depreciation, amortization and impairment	$91,951	$90,668	$91,161	$364,312	$354,116
Operating income	$92,680	$114,737	$81,178	$422,002	$149,807
Capital expenditures	$73,625	$89,242	$90,767	$334,780	$272,521

Operating days – U.S. (2)	10,841	11,009	12,072	45,270	45,216
Average revenue per operating day – U.S. (2)	$36.28	$38.11	$31.83	$36.24	$27.57
Average direct operating costs per operating day – U.S. (2)	$19.94	$19.87	$18.38	$19.42	$17.32
Average adjusted gross profit per operating day – U.S. (2)	$16.33	$18.24	$13.45	$16.83	$10.25

Completion Services
Revenues	$1,014,357	$459,574	$306,783	$2,017,440	$1,022,413
Direct operating costs	$782,482	$368,869	$220,758	$1,567,940	$781,385
Adjusted gross profit (1)	$231,875	$90,705	$86,025	$449,500	$241,028
Selling, general and administrative	$13,662	$7,205	$2,465	$26,050	$8,763
Depreciation, amortization and impairment	$147,891	$83,338	$24,918	$283,230	$98,162
Operating income	$70,322	$162	$58,642	$140,220	$134,103
Capital expenditures	$107,217	$56,464	$23,266	$214,746	$137,935

Drilling Products
Revenues	$88,109	$46,570	$—	$134,679	$—
Direct operating costs	$49,484	$32,071	$—	$81,555	$—
Adjusted gross profit (1)	$38,625	$14,499	$—	$53,124	$—
Selling, general and administrative	$7,494	$3,664	$—	$11,158	$—
Depreciation, amortization and impairment	$31,392	$17,075	$—	$48,467	$—
Operating loss	$(261)	$(6,240)	$—	$(6,501)	$—
Capital expenditures	$16,632	$7,940	$—	$24,572	$—

Other
Revenues	$18,253	$16,533	$20,202	$74,578	$80,359
Direct operating costs	$10,712	$10,591	$10,472	$42,624	$39,261
Adjusted gross profit (1)	$7,541	$5,942	$9,730	$31,954	$41,098
Selling, general and administrative	$232	$188	$250	$888	$826
Depreciation, depletion, amortization and impairment	$6,291	$5,319	$6,001	$28,237	$26,496
Operating income	$1,018	$435	$3,479	$2,829	$13,776
Capital expenditures	$6,258	$5,972	$5,561	$24,645	$25,215

Corporate
Selling, general and administrative	$36,445	$30,475	$27,267	$116,852	$91,973
Merger and integration expense	$19,949	70,188	$—	$98,077	$2,069
Depreciation	$1,262	$1,235	$1,224	$7,170	$5,171
Credit loss expense	842	—	$—	$842	$—
Other operating income, net	$(6,444)	$(2,508)	$(1,997)	$(16,345)	$(12,558)
Capital expenditures	$1,541	$804	$(350)	$16,947	$1,126

Total Capital Expenditures	$205,273	$160,422	$119,244	$615,690	$436,797

(1)
Adjusted gross profit is defined as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense). See Non-GAAP Financial Measures below for a reconciliation of GAAP gross profit to adjusted gross profit by segment.
(2)
Operational data relates to our contract drilling business. A rig is considered to be operating if it is earning revenue pursuant to a contract on a given day.

	December 31,	December 31,
Selected Balance Sheet Data (unaudited, in thousands):	2023	2022
Cash, cash equivalents and restricted cash	$192,680	$137,553
Current assets	$1,485,698	$829,419
Current liabilities	$1,050,435	$550,966
Working capital	$435,263	$278,453
Long-term debt	$1,224,941	$830,937

PATTERSON-UTI ENERGY, INC.

Non-GAAP Financial Measures

Adjusted EBITDA

(unaudited, dollars in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) (1):
Net income (loss)	$61,938	$(278)	$100,097	$245,952	$154,658
Income tax expense (benefit)	31,332	(4,130)	8,294	61,152	13,204
Net interest expense	17,142	13,494	7,785	46,748	39,896
Depreciation, depletion, amortization and impairment	278,787	197,635	123,304	731,416	483,945
Merger and integration expense	19,949	70,188	—	98,077	2,069
Adjusted EBITDA	$409,148	$276,909	$239,480	$1,183,345	$693,772

Total revenues	$1,584,317	$1,011,452	$788,476	$4,146,456	$2,647,592
Adjusted EBITDA margin	25.8%	27.4%	30.4%	28.5%	26.2%

Adjusted EBITDA by Operating Segment:
Drilling Services	$184,631	$205,405	$172,339	$786,314	$503,923
Completion Services	218,213	83,500	83,560	423,450	232,265
Drilling Products	31,131	10,835	—	41,966	—
Other	7,309	5,754	9,480	31,066	40,272
Corporate	(32,136)	(28,585)	(25,899)	(99,451)	(82,688)
Adjusted EBITDA	$409,148	$276,909	$239,480	$1,183,345	$693,772

(1)
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization and impairment expense and merger and integration expense. We present Adjusted EBITDA as a supplemental disclosure because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.

Non-GAAP Financial Measures

Free Cash Flow

(unaudited, dollars in thousands)

	Three Months Ended	Twelve Months Ended
	December 31,	December 31,
	2023	2023	2022
Free Cash Flow (1):
Net cash provided by operating activities	452,632	$1,005,914	$566,188
Less capital expenditures	(205,273)	(615,690)	(436,797)
Free cash flow	$247,359	$390,224	$129,391

(1)
We define free cash flow as net cash provided by operating activities less capital expenditures. We present free cash flow as a supplemental disclosure because we believe that it is an important liquidity measure and that it is useful to investors and management as a measure of the company’s ability to generate cash flow, after reinvesting in the company, that could be available for financing cash flows, such as dividend payments, share repurchases and/or repurchases of long-term indebtedness. Our computations of free cash flow may not be the same as similarly titled measures of other companies. Free cash flow is not intended to represent our residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flows from operations reported in accordance with GAAP.

PATTERSON-UTI ENERGY, INC.

Non-GAAP Financial Measures

Adjusted Gross Profit

(unaudited, dollars in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
Drilling Services
Revenues	$463,598	$488,775	$461,491	$1,919,759	$1,544,820
Less direct operating costs	(276,439)	(279,927)	(284,587)	(1,119,200)	(1,025,904)
Less depreciation, amortization and impairment	(91,951)	(90,668)	(91,161)	(364,312)	(354,116)
GAAP gross profit	95,208	118,180	85,743	436,247	164,800
Depreciation, amortization and impairment	91,951	90,668	91,161	364,312	354,116
Adjusted gross profit (1)	$187,159	$208,848	$176,904	$800,559	$518,916

Completion Services
Revenues	$1,014,357	$459,574	$306,783	$2,017,440	$1,022,413
Less direct operating costs	(782,482)	(368,869)	(220,758)	(1,567,940)	(781,385)
Less depreciation, amortization and impairment	(147,891)	(83,338)	(24,918)	(283,230)	(98,162)
GAAP gross profit	83,984	7,367	61,107	166,270	142,866
Depreciation, amortization and impairment	147,891	83,338	24,918	283,230	98,162
Adjusted gross profit (1)	$231,875	$90,705	$86,025	$449,500	$241,028

Drilling Products
Revenues	$88,109	$46,570	$—	$134,679	$—
Less direct operating costs	(49,484)	(32,071)	—	(81,555)	—
Less depreciation, amortization and impairment	(31,392)	(17,075)	—	(48,467)	—
GAAP gross profit	7,233	(2,576)	—	4,657	—
Depreciation, amortization and impairment	31,392	17,075	—	48,467	—
Adjusted gross profit (1)	$38,625	$14,499	$—	$53,124	$—

Other
Revenues	$18,253	$16,533	$20,202	$74,578	$80,359
Less direct operating costs	(10,712)	(10,591)	(10,472)	(42,624)	(39,261)
Less depreciation, depletion, amortization and impairment	(6,291)	(5,319)	(6,001)	(28,237)	(26,496)
GAAP gross profit	1,250	623	3,729	3,717	14,602
Depreciation, depletion, amortization and impairment	6,291	5,319	6,001	28,237	26,496
Adjusted gross profit (1)	$7,541	$5,942	$9,730	$31,954	$41,098

(1)
We define “Adjusted gross profit” as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense). Adjusted gross profit is included as a supplemental disclosure because it is a useful indicator of our operating performance.

PATTERSON-UTI ENERGY, INC.

Non-GAAP Financial Measures

Drilling Services Adjusted Gross Profit

(unaudited, dollars in thousands)

	Three Months Ended
	December 31,	September 30,
	2023	2023
U.S. Contract Drilling
Revenues	$393,296	$419,564
Less direct operating costs	(216,219)	(218,767)
Less depreciation, amortization and impairment	(85,966)	(84,374)
GAAP gross profit	91,111	116,423
Depreciation, amortization and impairment	85,966	84,374
Adjusted gross profit (1)	$177,077	$200,797

Other Drilling Services
Revenues	$70,302	$69,211
Less direct operating costs	(60,220)	(61,160)
Less depreciation, amortization and impairment	(5,985)	(6,294)
GAAP gross profit	4,097	1,757
Depreciation, amortization and impairment	5,985	6,294
Adjusted gross profit (1)	$10,082	$8,051

(1)
We define “Adjusted gross profit” as revenues less direct operating costs (excluding depreciation, amortization and impairment expense). Adjusted gross profit is included as a supplemental disclosure because it is a useful indicator of our operating performance.

PATTERSON-UTI ENERGY, INC.

Non-GAAP Financial Measures

Adjusted Net Income and Adjusted Earnings Per Share

(unaudited, in thousands, except per share data)

	Three Months Ended December 31, 2023
	As Reported		Adjusted
	Total	Per Share	Total	Per Share (1)

Net income attributable to common stockholders as reported	$61,950	$0.15	$61,950	$0.15

Reverse certain item:
Merger and integration expense			19,949

Income tax benefit			(4,189)

Net income attributable to common stockholders	$61,950	$0.15	$77,710	$0.19

Weighted average number of common shares outstanding, excluding
non-vested shares of restricted stock	415,656		415,656
Add dilutive effect of potential common shares	3,095		3,095
Weighted average number of diluted common shares outstanding	418,751		418,751

Federal statutory tax rate			21.0%

(1)
We define adjusted net income as net income attributable to common stockholders as reported, excluding merger and integration expense, less income tax benefit. We present adjusted net income and adjusted earnings per share in order to convey to investors our performance on a basis that, by excluding merger and integration expense, is more comparable to our net income and earnings per share information reported in previous periods. Adjusted net income and adjusted earnings per share should not be construed as an alternative to GAAP net income and earnings per share.

PATTERSON-UTI ENERGY, INC.

Non-GAAP Financial Measures

Pro Forma Revenues

(unaudited, dollars in thousands)

	Three Months Ended
	December 31,	September 30,
	2023	2023
Completion Services
Revenues as reported	$1,014,357	$459,574
Pro forma adjustment	—	577,604
Pro forma revenues (1)	$1,014,357	$1,037,178

Drilling Products
Revenues as reported	$88,109	$46,570
Pro forma adjustment	—	40,830
Pro forma revenues (1)	$88,109	$87,400

(1)
Pro forma revenue has been included for comparative purposes and is not necessarily indicative of the results that might have actually occurred had the NexTier merger or Ulterra acquisition taken place on January 1, 2022. Furthermore, the financial information is not intended to be a projection of future results.